AMENDED AND RESTATED

 GURU JOINT VENTURE AGREEMENT

THIS AMENDED AND RESTATED GURU JOINT VENTURE AGREEMENT (this “Agreement”) dated as of December 31, 2011 by and between NET ELEMENT, INC., a Delaware corporation, with a principal office at 1450 South Miami Avenue, Miami, Florida 33130 (“Net Element”) and CURTIS WOLFE, a licensed attorney and resident of the State of Florida or his assignee, Lobos Advisors, LLC (the “Guru”), amended and restates that certain Guru Joint Venture Agreement dated as of March 29, 2011 (the “Effective Date”). Net Element and the Guru are referred to collectively as the Parties and individually as a Party.

WHEREAS, the Guru has developed a business plan around Internet websites and web services that brand professionals as “gurus” in their field (“Legal Gurus”) and helps them promote their individual practices and intends to launch a site and set of web based services related to the legal profession (“Legal Guru Site”); and

WHEREAS, the Guru is a well respected professional in the legal field and is knowledgeable about Internet commerce and other business to consumer (B2C) and business to business (B2B) solutions that other legal professionals need; and

WHEREAS, Net Element and the Guru desire to jointly launch the Legal Guru Site and related web services pursuant to the terms and conditions contained herein, including without limitation, the formation and joint ownership of a joint venture entity operating the Joint Venture Entity (as defined below).

NOW THEREFORE, as consideration for the mutual premises and covenants contained herein and other valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties hereby agree as follows:

1.    Joint Venture Entity. The Parties will cause to be formed a limited liability company in the state of Florida under a trade name agreeable to each Party (the “Joint Venture Entity”). The membership interests of the Joint Venture Entity shall be owned initially 70% by Net Element and 30% by the Guru. The Joint Venture Entity will be operated pursuant to an operating agreement that will be agreed to and executed by both Parties. The Joint Venture Entity shall be managed by the Guru as its managing member or Chairman of the Board of Directors. In addition, the Guru shall be the Chief Executive Officer of the Joint Venture Entity.

2.    Investment. The Parties shall invest $900,000 in the Joint Venture Entity. The investment shall be made as the Joint Venture Entity needs cash, with the Guru’s portion equaling $100,000 in cash as needed and an foregoing a more robust salary until the Joint Venture Entity generates at least $500,000 in revenue. Net Element shall account for its investment at the Net Element level as expenses properly allocated to the Joint Venture Entity. The Guru shall receive other benefits and perks commensurate with other senior executives at Net Element or its affiliates.

3.    Conversion Rights. The Guru shall have the right, but not the obligation, for thirty-six (36) months from the Effective Date, to convert his interest in the Joint Venture Entity into three million (3,000,000) shares of Net Element’s common stock (the “Conversion Shares”). The Conversion Shares shall be adjusted, as appropriate, for any stock splits after the Effective Date but before the date of the Guru’s conversion pursuant to this paragraph.

4.    Founder/Board Chairman. The Guru shall have the titles of Founder of the Joint Venture Entity and Chairman of Joint Venture Entity’s governing board. As such, the Guru shall recommend additional Board members and shall liaison with the Legal Guru Board and the Website’s Legal Gurus to promote the business of the Joint Venture Entity. So long as Net Element holds a majority interest in the Joint Venture Entity, the Guru shall be entitled to serve on the Board of Directors of Net Element.

5.    Use of Likeness. The Guru grants to the Joint Venture Entity the right to use his name, nickname, initials, autograph, facsimile signature, photograph, likeness, and/or endorsement (each a “Likeness”) in promotion of the Joint Venture Entity and the Website (the “License”) specifically as the Guru approves, which approval shall not be unreasonably withheld. The Guru shall approve all images of the Guru for Joint Venture Entity’s use and shall have the right to approve all press releases, biographies or other personal information used by Joint Venture Entity which approval shall not be unreasonably withheld; provided, further, that the Joint Venture Entity may submit a request for approval and if the Guru does not deny such request, such request shall become operative after five (5) business days from the date of such request.

6.    Other Guru Sites. The Guru is developing the Legal Guru Site and related web services to be replicable to other guru brands such as Medical Guru and Dental Guru, et al (“Other Guru Brands”). Legal Guru shall own and control all Other Guru Brands, unless and until a Supermajority of the Membership Interest (as defined in the LegalGuru Operating Agreement) of the Joint Venture Entity approve a disposition of any of the Other Guru Brands.

7.    Confidentiality.

a.    Definition. As used in this Agreement, “Confidential Information” means all nonpublic information disclosed by or relating to Net Element or the Joint Venture Entity that is designated as confidential or that, given the nature of the information or the circumstances surrounding its disclosure, reasonably should be considered as confidential. Confidential Information includes, without limitation, (i) all nonpublic information relating to Net Element’s or Joint Venture Entity’s technology, customers, business plans, promotional and marketing activities, finances and other business affairs, and (ii) all third-party information that Net Element or Joint Venture Entity is obligated to keep confidential. Confidential Information may be contained in tangible materials, such as drawings, data, specifications, reports and computer programs, or may be in the nature of unwritten knowledge.

b.    Exclusions.  “Confidential Information” does not include any information that (i) is or becomes publicly available without breach of this Agreement, (ii) can be shown by documentation to have been known to The Guru at the time of its receipt from Net Element or Joint Venture Entity, (iii) is received from a third party who did not acquire or disclose such information by a wrongful or tortious act, or (iv) can be shown by documentation to have been independently developed by The Guru without reference to any Confidential Information.

c.    Use of Confidential Information.  The Guru may use Confidential Information only in pursuance of his relationship with the Joint Venture Entity. Except as expressly provided in this Agreement, the Guru will not disclose Confidential Information to anyone without the Joint Venture Entity’s prior written consent. The Guru will take all reasonable measures to avoid disclosure, dissemination or unauthorized use of Confidential Information, including, at a minimum, those measures it takes to protect his own confidential information of a similar nature. The Guru will segregate Confidential Information from the confidential materials of third parties to prevent commingling.

8.    Non-Competition. During the term of this Agreement and so long as the Guru receives a salary not less than the Post Launch Salary from the Joint Venture Entity, the Guru shall not compete with the Joint Venture Entity. Nothing contained herein shall be construed to limit the Guru’s ability to practice law or give legal advice, but shall prohibit the Guru’s ability to operate any business that promotes legal marketing online (other than for his own legal practice).

9.    Intellectual Property. During the Term of this Agreement, all discoveries and works, including without limitation, ideas, recommendations, additions, suggestions, rewrites, or other contributions, made or conceived for Legal Guru by the Guru as part of his services as a Guru (collectively, “Works”) shall be the sole and exclusive property of Legal Guru or shall be deemed “work made for hire” and all right, title and interest in such Works shall inure to the benefit of Legal Guru. The Guru shall assist Legal Guru in obtaining or maintaining for itself, at Legal Guru’s expense, United States and foreign copyrights protection or other protection of any and all such Works, and promptly execute, whether during the term of this Agreement or thereafter, all applications or other endorsements necessary or appropriate to maintain patents and other rights for Legal Guru and to protect its title thereto.

10.    Indemnification. If the Guru is made a party or threatened to be made a party to any action, suit or proceeding (an “Action”), by reason of the fact that the Guru is involved with Net Element or the Joint Venture Entity, the Guru shall be defended, indemnified and held harmless by Net Element to the fullest extent permitted by law, as the same exists or may hereafter be amended, against all liability, damages, losses, judgments, liabilities, fines, settlements, and costs, attorneys’ fees and any expenses of defending himself with counsel of his choice or establishing a right to indemnification under this Agreement (“Expenses”) incurred by the Guru in connection therewith, and such indemnification shall continue after the Guru has ceased its activities and relationships with Net Element pursuant to this Agreement, and shall inure to the benefit of his heirs, executors and administrators; provided, however, that the Guru shall not be so indemnified for any Action which is finally adjudicated to have arisen out of his willful misconduct, bad faith, gross negligence or reckless disregard of duty.

11.    General Provisions.

a.    Governing Law. The laws of the State of Florida, without regards to choice of law provisions, shall govern this Agreement.

b.    Entire Agreement. This Agreement sets forth the entire understanding and agreement of the parties as to the subject matter of this Agreement. It may be changed only by written amendment signed by the parties.

c.    Prevailing Party. In the event either of the parties to this Agreement commences any action or proceeding arising out of, or relating in any way to, this Agreement, the prevailing party shall be entitled to recover, in addition to any other relief awarded to such party, his, her or its costs, expenses and reasonable attorneys’ fees.

d.    Assignability. Neither party may assign this Agreement or the rights and obligations thereunder to any third party without the prior express written approval of the other party which shall not be unreasonably withheld.

e.    Agreement Binding On Successors. The provisions of the Agreement shall be binding upon and shall inure to the benefit of the Parties hereto, their heirs, administrators, successors and assigns.

IN WITNESS WHEREOF, the parties hereto have executed this Guru Joint Venture Agreement effective as of the day and year first above written.

NET ELEMENT, INC.		THE GURU

By:	/s/ Dmitry Kozko	/s/ Curtis Wolfe
Name: Dmitry Kozko		Curtis Wolfe
Title: Director and EVP